                          AGREEMENT AND PLAN OF MERGER

                                      among

                              INTERMET CORPORATION,
                              I M ACQUISITION CORP.

                                       and

                                  SUDBURY, INC.







                          Dated as of November 18, 1996

                                TABLE OF CONTENTS

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ARTICLE I     DEFINITIONS................................................................................1

              1.1          Definitions...................................................................1
              1.2          Other Terms...................................................................6
              1.3          Other Definitional Provisions.................................................6

ARTICLE II    THE TENDER OFFER...........................................................................6

              2.1          Tender Offer..................................................................6

ARTICLE III   THE MERGER.................................................................................8

              3.1          Merger........................................................................8
              3.2          Closing.......................................................................8
              3.3          Effective Time................................................................9
              3.4          Effects of the Merger.........................................................9
              3.5          Certificate of Incorporation and By-laws......................................9
              3.6          Directors.....................................................................9
              3.7          Officers......................................................................9
              3.8          Boards of Directors; Committees...............................................9
              3.9          Actions by Directors.........................................................10

ARTICLE IV    EFFECT OF THE MERGER ON THE CAPITAL
              STOCK OF THE CONSTITUENT CORPORATIONS;
              EXCHANGE OF CERTIFICATES..................................................................10

              4.1          Effect on Capital Stock......................................................10
              4.2          Exchange of Certificates.....................................................11

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................13

              5.1          Organization, Standing and Corporate Power...................................13
              5.2          Subsidiaries.................................................................13
              5.3          Capitalization...............................................................13
              5.4          Authority; Enforceability; No Conflicts; and Consents........................14
              5.5          Vote Required; State Takeover Statutes; Rights Agreement.....................15
              5.6          Compliance with Applicable Laws..............................................16
              5.7          Company SEC Documents; Undisclosed Liabilities...............................17
              5.8          Absence of Changes or Events.................................................17
              5.9          Litigation...................................................................18
              5.10         Taxes........................................................................18
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              5.11         Employee Benefits............................................................20
              5.12         Title to Properties..........................................................22
              5.13         Insurance....................................................................22
              5.14         Labor Matters................................................................23
              5.15         Intellectual Property........................................................23
              5.16         Takeover Statutes............................................................24
              5.17         Dispositions.................................................................24
              5.18         Brokers and Intermediaries...................................................24
              5.19         Opinion of Financial Advisor.................................................25
              5.20         Transactions With Affiliates.................................................25

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF
              ACQUIROR AND MERGER SUB...................................................................25

              6.1          Organization, Standing and Corporate Power
                            of Acquiror and Merger Sub..................................................25
              6.2          Authority; Enforceability; No Conflicts and Consents.........................25
              6.3          Brokers......................................................................26
              6.4          Financing....................................................................26

ARTICLE VII   COVENANTS RELATING TO CONDUCT OF BUSINESS.................................................27

              7.1          Conduct of Business of the Company...........................................27
              7.2          Access to Information........................................................30

ARTICLE VIII  ADDITIONAL AGREEMENTS.....................................................................30

              8.1          Preparation of Proxy Statement; Stockholders' Meeting........................30
              8.2          Efforts; Notification........................................................31
              8.3          Supplemental Disclosure......................................................32
              8.4          Announcements................................................................32
              8.5          No Solicitation..............................................................32
              8.6          Indemnification; Directors' and Officers Insurance...........................34
              8.7          Employee Benefits............................................................35
              8.8          Transfer Taxes...............................................................37
              8.9           Vote of Company Stock.......................................................38
              8.10         Agreement to Advance Funds...................................................38

ARTICLE IX    CONDITIONS PRECEDENT......................................................................38

              9.1          Conditions to Each Party's Obligation to Effect the Merger...................38
              9.2          Conditions of Obligations of Acquiror........................................38
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ARTICLE X     TERMINATION...............................................................................39

              10.1         Termination..................................................................39
              10.2         Effect of Termination........................................................41
              10.3         Termination Fee..............................................................41

ARTICLE XI    GENERAL PROVISIONS........................................................................42

              11.1         Effectiveness of Representations, Warranties and Agreements..................42
              11.2         Expenses.....................................................................42
              11.3         Governing Law................................................................42
              11.4         Notices......................................................................42
              11.5         Entire Agreement.............................................................43
              11.6         Disclosure Schedule..........................................................43
              11.7         Headings; References.........................................................44
              11.8         Counterparts.................................................................44
              11.9         Parties in Interest; Assignment..............................................44
              11.10        Severability; Enforcement....................................................45

ANNEX A...................................................................................................
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                                       iii

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of November 18, 1996, among Intermet Corporation, a Georgia corporation ("Acquiror"), I M Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), and SUDBURY, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the boards of directors of Acquiror and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate the acquisition of the Company by Acquiror upon the terms and subject to the conditions set forth herein;

         WHEREAS, it is intended that the acquisition be accomplished by a merger of Merger Sub with and into the Company ("Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"); and

         WHEREAS, Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition Proposal" shall have the meaning set forth in Section 8.5(c).

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

         "Applicable Laws" shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders, judgments, decrees, arbitration awards and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

         "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Certificate of Merger" shall have the meaning set forth in Section

3.3.
         "Certificates" shall have the meaning set forth in Section 4.2 (b).

         "Closing" shall have the meaning set forth in Section 3.2.

         "Closing Date" shall have the meaning set forth in Section 3.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

         "Company Common Stock" shall have the meaning set forth in Section 4.1(c).

         "Company Disclosure Schedule" shall have the meaning set forth in
Section 11.6.

         "Company Representatives" shall have the meaning set forth in Section 8.5.

         "Company SEC Documents" shall have the meaning set forth in Section
5.7.

         "Company Stock Option Plans" shall have the meaning set forth in
Section 8.7(e).

         "Company Stockholder Approval" shall have the meaning set forth in
Section 5.4(a).

         "Company Stockholders' Meeting" shall have the meaning set forth in
Section 8.1(d).

         "Confidentiality Agreement" shall have the meaning set forth in Section 7.2.

         "Dissenting Shares" shall have the meaning set forth in Section 4.2(d).

         "DGCL" shall mean the Delaware General Corporation Law.

         "DOJ" shall mean the Department of Justice.

         "Effective Time" shall have the meaning set forth in Section 3.3.

         "Employee Benefit Plans" shall have the meaning set forth in Section 5.11(a).

         "Encumbrances" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other encumbrances.

         "Environmental Laws" shall mean all applicable United States, foreign, state, provincial, and local laws, regulations, ordinances or orders relating to the protection of the environment, including but not limited to the Clean Air Act, 42 U.S.C. Section 7401 et. seq., the Clean Water Act ("CWA"), 33 U.S.C.
Section 1251 et. seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et. seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et. seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et. seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et. seq., any administrative or judicial judgment, order or decree; and any other state, federal or local law, regulation, rule, ordinance or order, currently in existence which govern:

                  (a) the existence, cleanup and/or remedy of contamination on property;

                  (b) the emission or discharge of Hazardous Substances into the environment;

                  (c)      the control of hazardous waste;

                  (d) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Substances, including building materials; or

                  (e)      the protection of health and safety.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and the applicable regulations promulgated thereunder.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Agent" shall have the meaning set forth in Section 4.2(a).

         "Exchange Fund" shall have the meaning set forth in Section 4.2(a).

         "FTC" shall mean the Federal Trade Commission.

         "GAAP" shall mean generally accepted accounting principles in effect in the United States of America as of the date of the applicable determination.

         "General Products" shall mean General Products Delaware Corporation, a Delaware corporation.

         "Governmental Authority" shall mean any foreign, Federal, state, municipal or other governmental authority, department, commission, board, bureau, agency or instrumentality.

         "Hazardous Substances" shall mean (A) any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (1) pose a hazard to the Real Property or to persons on or about the Real Property or (2) cause the Real Property to be in violation of any Environmental Law; (B) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (C) any chemical, material or substance defined as, or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted pursuant thereto, including but not limited to Environmental Laws; (D) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by a governmental authority.

         "HSR Act" shall have the meaning set forth in Section 5.4(c).

         "Improvements" shall mean, with respect to any Real Property, all buildings, fixtures, improvements and facilities located on or attached to such Real Property or owned or leased by the Company or any of its Subsidiaries and used in, on or at such Real Property, together with any and all loading docks, parking lots, garages, and other facilities serving any such buildings; and landscaping and site improvements.

         "Indemnified Liabilities" shall have the meaning set forth in Section 8.6(a).

         "Indemnified Parties" shall have the meaning set forth in Section
8.6(a).

         "IRS" means the United States Internal Revenue Service.

         "Legal Proceedings" means any civil or criminal judicial, administrative or arbitral actions, suits, proceedings, hearings (public or private) or governmental proceedings.

         "Material Adverse Effect" shall mean, with respect to any Person, any change, occurrence or effect that is or is reasonably likely to be materially adverse to the assets, business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole.

         "Merger" shall have the meaning set forth in the second recital to this Agreement.

         "Merger Consideration" shall have the meaning set forth in Section 4.1(c).

         "Offer" shall have the meaning set forth in Section 2.1(a).

         "Options" shall have the meaning set forth in Section 8.7(e).

         "Participation Agreement" shall mean the Participation Certificate Agreement dated September 1, 1992.

         "Participation Certificates" shall have the meaning set forth in
Section 5.3.

         "Permits" shall have the meaning set forth in Section 5.6(a).

         "Permitted Encumbrances" shall mean only the following title exceptions: (a) taxes either not delinquent or being diligently contested; (b) mechanics', materialmen's or similar statutory liens being diligently contested;
(c) other exceptions that do not and would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and (d) Encumbrances related to indebtedness disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, provided that all Permitted Encumbrances set forth in (a), (b), (c) and (d) shall not in the aggregate have a Material Adverse Effect on the Company.

         "Person" shall mean an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         "Proxy Statement" shall mean the proxy or information statement relating to the Company Stockholder Approval in connection with the consummation of the transactions contemplated by this Agreement, as such proxy statement may be amended or supplemented from time to time.

         "Real Property" shall have the meaning set forth in Section 5.12.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, whether intentional or unintentional.

         "Sardas Options" mean the stock options granted to Jacques R. Sardas by the Company pursuant to his Amended and Restated Employment Agreement with the Company dated January 13, 1992 and his stock option agreement with the Company dated July 29, 1994.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SEC" shall mean the Securities and Exchange Commission.

         "Subsidiary" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and
(ii) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or otherwise controls.

         "Surviving Corporation" shall have the meaning set forth in the second recital of this Agreement.

         "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

         "Tax Return" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including without limitation, information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

         "Third Party" shall mean a party or parties unaffiliated with either the Company or Acquiror.

         "Wagner" shall mean Wagner Castings Company, a Delaware corporation.

         1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         1.3 Other Definitional Provisions.

                   (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "dollars" and "$"shall mean United States dollars.


                                   ARTICLE II
                                THE TENDER OFFER

         2.1 Tender Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Article X hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, within five business days of the date hereof, Merger Sub will commence a tender offer (the "Offer") for all of the outstanding shares of Company Common Stock at a price of $12.50 per share in cash, net to the seller ("Offer Price"), subject only to the conditions set forth in Annex A hereto. Subject to the terms and conditions of the Offer, Merger Sub will accept for payment and promptly pay for all shares of Company Common Stock duly tendered that it is obligated to purchase thereunder. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto. Without the written consent of the Company, Merger Sub shall not decrease the Offer Price, change the number of shares of Company Common Stock sought to an amount less than 50.1% of the outstanding shares of Company Common Stock, change the form of consideration to be paid pursuant to the Offer or impose conditions to the Offer in addition to those set forth in Annex A hereto, or amend any other term or condition of the Offer in any manner, except as may be required pursuant to the SEC's rules with respect to the extension of time periods, which is adverse to the holders of shares of Company Common Stock; provided, however, that if on a scheduled expiration date of the Offer (as it may be extended in accordance with the terms hereof), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time without the consent of the Company for such period of time as is reasonably expected to be necessary to satisfy the unsatisfied conditions and provided further that if as of a scheduled expiration date all of the conditions to the Offer have been satisfied and in excess of 80% but less than 90% of the outstanding shares of Company Common Stock have been tendered, Merger Sub may extend the Offer up to an additional seven business days.

                  (b) Acquiror and Merger Sub shall file with the SEC on the date the Offer is commenced a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1") which will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement. The Company's Board of Directors shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the SEC upon commencement of the Offer; provided, however, that if the Company's Board of Directors determines to amend or withdraw its recommendation in accordance with
         Section 8.5 hereof, such amendment or withdrawal shall not constitute a breach of this Agreement. Acquiror and Merger Sub represent that the
         Schedule 14D-1, and the Company represents that the Schedule 14D-9, will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Acquiror or Merger Sub with respect to information supplied by the Company in writing for inclusion in the Schedule 14D-1. The information supplied by the Company for inclusion in the Schedule 14D-1 will not, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Acquiror and Merger Sub further agrees to take all steps necessary to cause the Schedule 14D-1, and the Company agrees to take all steps necessary to cause the Schedule 14D-9, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of Acquiror and Merger Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information in the Schedule 14D-1 or Schedule 14D-9, as applicable, if and to the extent that it shall have become false or misleading in any material respect, and Acquiror, Merger Sub and the Company further agree to take all steps necessary to cause the Schedule 14D-1 or Schedule 14D-9, as applicable, as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the
         Schedule 14D-1 before it is filed with the SEC and Acquiror and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, Acquiror and the Company agree to provide each other and its counsel in writing with any comments it or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-1 or Schedule 14D-9, as applicable, promptly after the receipt of such comments.

                  (c) In connection with the Offer, the Company will cause its Transfer Agent to furnish promptly to Merger Sub a list, as of a recent date, of the record holders of shares of Company Common Stock and their addresses, as well as mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and lists of security positions of shares of Company Common Stock held in stock depositories. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of shares of Company Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Acquiror or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock.

                  (d) Immediately following the execution hereof, the Company shall give notice to the holders of Participation Certificates of the Offer, the form and substance of which will be mutually acceptable to the Company and Acquiror.


                                   ARTICLE III

                                   THE MERGER

         3.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware in accordance with the DGCL and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

         3.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1, the closing of the Merger (the "Closing") will take place at 9:00 a.m., Cleveland time, on the later of the first Business Day following the date on which the last of the conditions set forth in Article IX is fulfilled or waived or January 2, 1997 (the "Closing Date"), at the offices of Benesch, Friedlander, Coplan and Aronoff P.L.L., 200 Public Square, Cleveland, Ohio 44114-2378, unless another date, time or place is agreed to by the parties hereto.

         3.3 Effective Time. On the Closing Date, or as soon as practicable thereafter, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is so duly filed or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

         3.4 Effects of the Merger. The Merger shall have the effects as set forth in Section 259 of the DGCL.

         3.5 Certificate of Incorporation and By-laws.

                  (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until duly amended in accordance with its terms and the DGCL.

                  (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation after the Effective Time until duly amended as provided therein, by the DGCL or the Certificate of Incorporation of the Surviving Corporation.

         3.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignations or removal or until their respective successors are duly elected and qualified, as the case may be.

         3.7 Officers. The officers of the Company immediately prior to the Effective Time shall remain the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         3.8 Boards of Directors; Committees. (a) If requested by Acquiror, the Company will, subject to compliance with applicable law and promptly following the purchase by Merger Sub of more than 50 percent of the outstanding Company Common Stock pursuant to the Offer, take all actions necessary to cause persons designated by Acquiror to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the Board of Directors multiplied by (y) the percentage that the number of shares of Company Common Stock so accepted for payment bears to the number of shares of Company Common Stock outstanding at the time of such acceptance for payment. In furtherance thereof, the Company will increase the size of the Board, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Acquiror's designees to be elected to the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least three members who are neither officers of Acquiror nor designees, stockholders or affiliates of Acquiror. At such time, the Company, if so requested, will use its reasonable efforts to cause persons designated by Acquiror to constitute the same percentage of each committee of such board, each board of directors of each Subsidiary of the Company and each committee of each such board, (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 3.8 and shall provide for inclusion in Acquiror's Schedule 14D-1 being mailed to stockholders contemporaneously with the commencement of the Offer such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 3.8.

         3.9 Actions by Directors. For purposes of Article X, no action taken by the Board of Directors of the Company prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of the Company which are not officers of Acquiror or designees, stockholders or affiliates of Acquiror.


                                   ARTICLE IV

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         4.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the holder of any shares of the capital stock of Merger Sub, the Merger shall have the following effects on such shares of capital stock:

                  (a) Capital Stock of Merger Sub. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock.

                  (b) Cancellation of Treasury Stock and Acquiror-Owned Stock. Each share of Company Common Stock that is directly owned by the Company and each share of Company Common Stock that is directly owned by Merger Sub or Acquiror or any subsidiary of Acquiror shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

                  (c) Conversion of Company Common Stock. Other than shares canceled in accordance with subsection (b) above, each share of Common Stock, par value $0.01 per share ("Company Common Stock"), of the Company, issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares, if any), shall be converted into the right to receive $12.50 in cash without interest (the "Merger Consideration"). All such shares, by virtue of the Merger, shall no longer be outstanding and shall be canceled and retired and shall cease to exist.

                  (d) No Rights as Stockholders After Effective Time. On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights as stockholders of the Company except the right to receive the consideration set forth in this Article IV for each such share held by them or, if applicable, payments due to holders of Dissenting Shares, if any, in accordance with Section 4.2(d).

         4.2 Exchange of Certificates.

                  (a) Exchange Agent. Prior to the Effective Time, Acquiror shall designate a bank or trust company to act as exchange agent in the Merger which shall be reasonably satisfactory to the Company (the "Exchange Agent"), and Acquiror shall make available to the Exchange Agent for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article IV, through the Exchange Agent, the Merger Consideration deliverable pursuant to Section 4.1(c) in exchange for outstanding shares of Company Common Stock (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration deliverable pursuant to
         Section 4.1(c) out of the Exchange Fund upon the holder's satisfaction of the exchange procedures set forth in subsection (b) below.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other customary documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor payment evidencing the Merger Consideration, less any required tax withholdings, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time or Options outstanding, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their Certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for Shares.

                  (c) Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for such shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 4.2 subject to the satisfaction of the exchange procedures set forth above and the DGCL in the case of Dissenting Shares.

                  (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which immediately prior to the Effective Time are held by stockholders who have properly exercised and perfected appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares of Company Common Stock shall no longer be Dissenting Shares. The Company shall give Acquiror notice of any Dissenting Shares and Acquiror shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

                  (e) No Liability. None of Company, Acquiror or Merger Sub shall be liable to any holder of shares of Company Common Stock for such cash that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

         5.1 Organization, Standing and Corporate Power. Each of the Company, each Subsidiary of the Company with employees, Transnational Indemnity Company, and General Products is a corporation or partnership duly organized and validly existing and each Subsidiary of the Company with employees and Transnational Indemnity Company, and the Company is in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on the Company or, as to Wagner's failure to be so qualified or licensed, as to Wagner. The Company has delivered to Acquiror complete and correct copies of the certificate of incorporation and by-laws, or similar organizational documents, of the Company, Wagner, Cast-Matic Corporation, Frisby P.M.C., Incorporated, Industrial Powder Coatings, Inc., Iowa Mold Tooling Co., Inc., Transnational Indemnity Company, and General Products, in each case as amended to the date of this Agreement, all of which are in full force and effect.

         5.2 Subsidiaries. Section 5.2 of the Company Disclosure Schedule sets forth all the Subsidiaries of the Company. All the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company and those shares of General Products owned by the Company, are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Encumbrances. Neither the respective certificates of incorporation and bylaws nor other organizational documents of the Company's Subsidiaries and General Products nor any other agreement, understanding or arrangement contain any provision limiting or otherwise restricting the ability of Acquiror, following the Effective Time, from controlling such Subsidiaries and General Products on the same basis as the Company. The Company does not have any equity interest in any Person other than its Subsidiaries and General Products, as set forth in Schedule 5.2 of the Company Disclosure Schedule.

         5.3 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and no shares of preferred stock. As of November 7, 1996, (i) 11,417,396 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 2,751,329 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options, (iv) 1,422,619 shares of Company Common Stock were reserved for issuance in connection with rights granted under the Company's Series B Participation Certificates and Series C Participation Certificates pursuant to the Participation Agreement ("Participation Certificates"). Except as set forth above, no shares of common stock or other voting or equity securities of the Company are reserved for issuance. Except as set forth in Section 5.3 of the Company's Disclosure Schedule, there are no outstanding stock appreciation rights and there are no other outstanding contractual rights the value of which is derived from the financial performance of the Company or the value of shares of Company Common Stock. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting or equity securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on
Schedule 5.3 of the Company Disclosure Schedules, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

         5.4 Authority; Enforceability; No Conflicts; and Consents.

                  (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger, to adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), at a special meeting of the holders of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligations of Acquiror and Merger Sub, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

                  (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any Encumbrance or purchase right upon any of the properties or assets of the Company or any of its Subsidiaries under,
         (i) the Restated Certificate of Incorporation or By-laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries or General Products, (ii) other than severance agreements, severance plans and employment agreements disclosed in the Company SEC Documents or in Section 5.4 of the Company Disclosure Schedule or otherwise previously disclosed to Acquiror, the Options and bank credit agreements and indentures relating to notes and debentures identified under "Long Term Debt" of the Notes to Consolidated Financial Statements of the Company included in its 1996 Annual Report or as set forth in Section 5.4 of the Company Disclosure Schedule and subject to the governmental filings and other matters referred to in Section 5.4(c), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, arrangement obligation, instrument, concession, franchise, permit or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or
         (iii) subject to the governmental filings and other matters referred to in Section 5.4(c), any judgment, order, award decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses

         (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (X) have a Material Adverse Effect on the Company or Wagner, (Y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) as required by the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (X) have a Material Adverse Effect on the Company or, to the extent that any such consent, approval, order, authorization, registration, declaration or filing pertain to Wagner, on Wagner, (Y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

         5.5 Vote Required; State Takeover Statutes; Rights Agreement.

                  (a) The Company Stockholder Approval is the only vote of the holders of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                  (b) The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement and the other transactions contemplated by this Agreement.

         5.6 Compliance with Applicable Laws.

                  (a) Each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or, to the extent such Permits are required of, on Wagner, or have a Material Adverse Effect on the operations of either of Wagner's foundry facilities, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or, to the extent such default pertains to Wagner, on Wagner or have a Material Adverse Effect on the operations of either of Wagner's foundry facilities. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, the Company and its Subsidiaries are in compliance with all Applicable Laws, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or as to any noncompliance by Wagner, on Wagner. The preceding sentence of this
         Section 5.6 does not apply to matters specifically covered by Sections 5.10, 5.11 or 5.6(b) and 5.6(c).

                  (b) Each of the Company and its Subsidiaries is, and has been, and each of the Company's former Subsidiaries, while a Subsidiary of the Company, was in compliance with all applicable Environmental Laws, except as set forth on Schedule 5.6 and except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or as to any noncompliance by Wagner, on Wagner.

                  (c) To the knowledge of the Company, during the period of ownership or operation by the Company and its Subsidiaries of any of their owned or leased properties, (y) there have been no Releases of Hazardous Substances in, on, under or affecting any properties currently or formerly owned or operated by the Company or any of its Subsidiaries in violation of, or as would reasonably be anticipated to result in liability under, applicable Environmental Laws and (z) none of the Company or its Subsidiaries have disposed of any Hazardous Substances or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release in violation of applicable Environmental Laws except, in each case, as disclosed on
         Schedule 5.6 of the Company Disclosure Schedules and except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

         5.7 Company SEC Documents; Undisclosed Liabilities.

                  (a) The Company has delivered to Acquiror each registration statement, schedule, report, proxy statement or information statement prepared by it since May 31, 1996, including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended May 31, 1996 (ii) the Company's Quarterly Report on Form 10-Q for the period ended August 31, 1996 and (iii) the Company's Proxy Statement for its 1996 Annual Meeting each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company SEC Documents") which documents are all filings required to be made by the Company during such period. As of their respective dates, (i) the Company SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied, and any Company SEC Documents filed with the SEC subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, to such Company SEC Documents, and (ii) none of the Company SEC Documents contained or will contain at the time of filing any untrue statement of a material fact or omitted or will omit at the time of filing to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, of stockholders' equity and of cash flows included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents the results of operations, retained earnings and cash flow, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject to, in the case of unaudited statements, normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Other than the Company SEC Documents, the Company has not filed any other definitive reports or statements with the SEC between May 31, 1996 and the date hereof.

                  (b) Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or in Section
         5.8 or 7.1 of this Agreement or the related Sections of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto (except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since August 31, 1996) or (ii) which reasonably could be expected to have a Material Adverse Effect on the Company.

         5.8 Absence of Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or as set forth in Section 5.8 or 7.1 of the Company Disclosure Schedule or permitted by Section 7.1 of this Agreement, since May 31, 1996, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any change or occurrence (other than those which relate to the industries the Company operates in generally or the economy in general) which resulted in or is reasonably likely to have a Material Adverse Effect on the Company or, as such change or occurrence relates directly to the business of Wagner, on Wagner, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock,
(iii) any issuance of any shares of Company Common Stock or other capital stock of the Company or any securities convertible into or exchangeable or exercisable for capital stock of the Company, (iv) any split, combination or reclassification of any of the capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock of the Company, (v) (X) any granting by the Company or any of its Subsidiaries to any director or officer of the Company or any of its Subsidiaries of any increase in compensation, except as required under employment agreements in effect as of August 23, 1996 that were included as an exhibit to a Company SEC Document filed and publicly available prior to the date of this Agreement, (Y) any granting by the Company or any of its Subsidiaries to any such person of any increase in severance or termination pay, except as disclosed in Section 5.8 or 7.1 of the Company Disclosure Schedule or, (Z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such person, (vi) other than those listed on Section 5.8 of the Company Disclosure Schedule, any acquisition of or commitment to purchase or build any property or project involving an expenditure in excess of $11 million in the aggregate, (vii) any damage, destruction or loss not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company or (viii) any change in accounting methods, principles or practices by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

         5.9 Litigation. Except as disclosed in Section 5.9 of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date of this Agreement, there are no Legal Proceedings pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect on the Company or if with respect to Wagner, on Wagner or (ii) prevent, or significantly delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section
5.9 of the Company Disclosure Schedule or as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against the Company.

         5.10 Taxes. Except as disclosed in Section 5.10 of the Company Disclosure Schedule:

                  (a) The Company and each of its Subsidiaries, and each affiliated group (as defined in Section 1504(a) of the Code without regard to the limitations of Section 1504(b) of the Code) of which the Company or any of its Subsidiaries is or has ever been a member, has timely filed all Federal income Tax Returns and all other material Tax Returns and reports required to be filed by it. The Company and each of its Subsidiaries has paid (or the Company has paid on its Subsidiaries' behalf) all taxes shown due on such Tax Returns. The most recent consolidated financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

                  (b) No material deficiencies for any Taxes and no deficiencies for any federal or state income taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries, no requests for waivers of the time to assess any Taxes are pending. No material issues relating to Taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination.

                  (c) No liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due.

                  (d) Other than with respect to contractual tax indemnity obligations of the Company and its Subsidiaries involving claims for state and local Taxes which are not material in amount, none of the Company or any of its Subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

                  (e) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) none of Acquiror, Merger Sub, the Company or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment to an individual who is a "disqualified individual", that would be characterized as an "excess parachute payment" (as such terms are defined in Section 280G of the Code) without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (f) The Company and it Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes. No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

                  (g) No Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Federal income or material state, local or foreign Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any material pending audit or proceeding.

                  (h) Neither the Company nor any of its Subsidiaries has agreed to make any adjustment under Section 481(a) of the Code.

                  (i) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                  (j) No property owned by the Company or any of its Subsidiaries (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

                  5.11 Employee Benefits.

                  (a) Section 5.11(a) contains a complete and accurate list of all existing bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar arrangements in which any employee or former employee or director or former director of the Company or any of its Subsidiaries (the "Employees") participates (the "Employee Benefit Plans"). Except as set forth in Schedule 5.11(a), neither the Company nor any of its Subsidiaries has any formal plan to create any additional material Employee Benefit Plan or to modify or change any existing Employee Benefit Plan in a material respect.

                  (b) Except as set forth in Schedule 5.11(b), each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, and the Code, and all filings, disclosures and notices required by ERISA or the Code (including notices under Section 4980B of the Code) have been, in all material respects, timely made. Each Employee Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service for "TRA" (as defined in Rev. Proc. 93-39), or has filed or will file for such a determination letter prior to the expiration of the remedial amendment period for such Employee Benefit Plan, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as set forth in Schedule 5.11(b), there is no material pending or, to the best knowledge of the Company, threatened legal action, suit or claim relating to the Employee Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Employee Benefit that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                  (c) No liability to the Pension Benefit Guaranty Corporation (the "PBGC") or otherwise with respect to the termination of a plan under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single- employer plan of any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001(b) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"), other than liability for payment of PBGC premiums. The Company and its Subsidiaries do not have any liability for and do not expect to incur any withdrawal liability with respect to a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) or any liability in connection with the reorganization or termination of any multiemployer plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Employee Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.

                  (d) To the best knowledge of the Company, (i) all contributions required to be made under the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any collective bargaining agreement have been timely made or properly reflected on the books of the Company. To the best knowledge of the Company, (i) neither any Pension Plan nor any ERISA Affiliate Plan has or reasonably expects to have an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; and
         (ii) all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code.

                  (e) To the knowledge of the Company, with respect to each Pension Plan which is a single-employer plan covered under Title IV of ERISA and each ERISA Affiliate Plan (a "Title IV Plan"), the financial statements of the Company set forth in the most recent Form 10-K of the Company, as modified by the most recent Quarterly Report on Form 10-Q of the Company sets forth a true and accurate statement in all material respects of the funded status of such Title IV Plan as required to be reflected in such financial statements under Statement 87 of the Financial Accounting Standards Board. To the knowledge of the Company, since the date as of which the funded status was determined under the preceding sentence, there has not been an adverse change in the financial condition of any such Title IV Plan which would have caused a material change in the funded status of such Title IV Plan.

                  (f) Except as set forth on Schedule 5.11(f), neither the Company nor any of its Subsidiaries has any obligations to provide retiree health and life benefits under any Employee Benefit Plan, other than benefits mandated by Section 4980B of the Code.

                  (g) Except as set forth on Schedule 5.11(g), the Company and its Subsidiaries do not maintain any Employee Benefit Plans covering foreign Employees, and all such Employee Benefit Plans are in material compliance with applicable local law and, to the best knowledge of the Company, are funded in accordance with applicable law.

                  (h) With respect to each Employee Benefit Plan, the Company has provided or will make available to Acquiror upon request, if applicable, true and complete copies of existing: (a) plan documents and amendments thereto; (b) trust instruments and insurance contracts;
         (c) Forms 5500 filed with the IRS; (d) most recent actuarial report and financial statement; (e) the most recent summary plan description; (f) forms filed with the PBGC; (g) most recent determination letter issued by the IRS; (h) any Form 5310 or Form 5330 filed with the IRS; and (i) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (i) Except as set forth on Schedule 5.11(i), the consummation of the transactions contemplated by this Agreement would not reasonably be expected to, directly or indirectly, (A) entitle, any Employee to severance pay, unemployment compensation or any other severance payment, (B) result in any payment becoming due or increase the amount of compensation due to any Employee, (C) increase the benefits payable under any Employee

         Benefit Plan or (D) result in the acceleration of the time of payment or the vesting of any benefits under any Employee Benefit Plan.

         5.12 Title to Properties. Section 5.12 of the Company Disclosure Schedule sets forth a complete list of all material real property owned in fee by the Company or one of its Subsidiaries and sets forth all material real property leased by the Company or one of its Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all Improvements, referred to collectively as the "Real Property"). Except as set forth in Section 5.12 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in, the Real Property held by it. Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Real Property is free of Encumbrances, except for Permitted Encumbrances, and the consummation of the transactions contemplated by this Agreement will not create any Encumbrance on any of the Real Property which, individually or in the aggregate, would have a Material Adverse Effect on the Company or, with respect to the Real Property of Wagner, on Wagner. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases of Real Property, expect for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business.

         5.13 Insurance. The Company and its subsidiaries have insurance coverage with insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of activities of the Company or any of its Subsidiaries or of any properties owned, occupied or controlled by the Company or any of its Subsidiaries, in such amount as is deemed reasonably necessary by the Company or any of its Subsidiaries.

         5.14 Labor Matters. Except as set forth in Schedule 5.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the management of the Company, threatened, nor has there been for the past five years, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company has previously made available to Acquiror correct and complete copies of all labor and collective bargaining agreements to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound.

         5.15 Intellectual Property.

                  (a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

                  (b) Except as disclosed in Section 5.15 of the Company Disclosure Schedule or the Company SEC Documents or as is not reasonably likely to have a Material Adverse Effect on the Company:

                           (i) The Company is not, nor will it be as a result of
                  the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights");

                           (ii) no claims with respect to the patents,
                  registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction, or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its subsidiaries, are currently pending or, to the knowledge of the management of the Company, are overtly threatened by any person;

                           (iii) the Company does not know of any valid grounds
                  for any material bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Company or any of its subsidiaries, infringes on any copyright, patent, trademark, service mark, or trade secret;
                  (B) against the use by the Company or any of its subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how, or computer software programs and applications used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity, or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (D) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by the Company or any of its Subsidiaries;

                           (iv) to the knowledge of the management of the
                  Company, all material patents, registered trademarks and service marks, and copyrights held by the Company are valid, enforceable and subsisting; and

                           (v) to the knowledge of the management of the
                  Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

         5.16 Takeover Statutes. No "fair price," "moratorium," "control share acquisition or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any applicable anti-takeover provision in the Company's certificate of incorporation and by-laws is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Offer, the Merger or the other transactions contemplated by this Agreement. The board of directors of the Company has taken all action so that Acquiror will not become an "Interested Stockholder" within the meaning of Section 203 of the DGCL.

         5.17 Dispositions. Except as set forth in Section 5.17 of the Company Disclosure Schedules, as of the date hereof the Company has not received any claims for indemnification, contribution, breach or otherwise that are unresolved with respect to any businesses, corporations, properties or assets (other than inventory sold in the ordinary course) sold by it from the beginning of 1989 to the present.

         5.18 Brokers and Intermediaries. No broker, investment banker, financial advisor or other person, other than Alex. Brown & Sons Incorporated (whose fee arrangements have been disclosed to Acquiror in writing and will not be modified subsequent to the date of this Agreement), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         5.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Alex. Brown & Sons Incorporated to the effect that, as of the date of this Agreement, the cash consideration to be received in the Offer and the Merger by the holders of Company Common Stock (other than Acquiror and its affiliates) is fair to such holders from a financial point of view.

         5.20 Transactions With Affiliates. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the Company SEC Documents or as set forth in Schedule 5.20 of the Company Disclosure Schedule, from January 1, 1995 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.


                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

         Acquiror and Merger Sub each hereby represent and warrant to the Company as follows:

         6.1 Organization, Standing and Corporate Power of Acquiror and Merger Sub. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Acquiror. Acquiror and Merger Sub each has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws (or comparable charter documents) in each case as amended to the date of this Agreement.

         6.2 Authority; Enforceability; No Conflicts and Consents.

                  (a) Each of Acquiror and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming this Agreement constitutes the valid and binding obligations of the Company, constitutes valid and binding obligations of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms.

                  (b) The execution and delivery of this Agreement do not, and the consummation of the transaction contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any Encumbrance or purchase right upon any of the properties or assets of Acquiror or Merger Sub under, (i) the certificate of incorporation or by-laws (or comparable charter documents) of Acquiror or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquiror or Merger Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (Y) impair, in any material respect, the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Acquiror of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Acquiror under the HSR Act, (ii) such reports and filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of

         Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (Y) impair, in any material respect, the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

         6.3 Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Acquiror, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

         6.4 Financing. Acquiror has entered into a Third Amended and Restated Credit Agreement, dated as of November 14, 1996, by and among Acquiror, Sun Trust Bank, Atlanta, as Agent, NBD Bank and First Union National Bank of North Carolina, as Co-agents, and the lenders party thereto, pursuant to which Acquiror has obtained the financing necessary to effect the transactions described in this Agreement, including the Offer and the Merger. At or prior to the Effective Time, Acquiror shall fund the Exchange Agent with funds sufficient to pay the aggregate Merger Consideration.


                                   ARTICLE VII

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         7.1 Conduct of Business of the Company. Except as otherwise provided by the terms of this Agreement or as set forth in Section 5.8 of this Agreement or in Section 5.8 or 7.1 of the Company Disclosure Schedule, from and after the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course and use their best efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, except as otherwise provided by the terms of this Agreement or as set forth in Section 5.8 of this Agreement or in Section 5.8 or 7.1 of the Company Disclosure Schedule, the Company shall not (and shall cause its Subsidiaries not to), without the written consent of Acquiror, which consent may not be unreasonably withheld:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or, except pursuant to the exercise of options or the

         Participation Certificates existing on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (C) purchase, redeem or otherwise acquire or amend any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities;

                  (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms and the issuance of Company Common Stock upon exercise of Participation Certificates);

                  (iii) amend its Restated Certificate of Incorporation, By-laws or other comparable charter or organizational documents;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets except (x) mergers and consolidations between or among one or more wholly-owned Subsidiaries of the Company that will not create adverse tax consequences to the Company or its Subsidiaries, (y) purchases of inventory, furnishings and equipment in the ordinary course of business consistent in nature and amount with past practice or (z) expenditures listed on Section 7.1 of the Company Disclosure Schedule;

                  (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales in the ordinary course of business consistent with past practice;

                  (vi) (A) other than (1) ordinary course working capital borrowings, of which not more than $3 million may be outstanding at any one time plus amounts necessary to make payments to holders of Options upon cancellation as is provided for in Section 8.7(e) of this Agreement, (2) borrowings required to finance specific projects listed on Section 7.1 of the Company Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person other than (x) to the Company or any direct or indirect wholly-owned Subsidiary of the Company and (y) advances to employees, suppliers or customers in the ordinary course of business consistent with past practice;

                  (vii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (A) in the ordinary course of business consistent with past practice or (B) in accordance with their terms of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice since the date of such financial statements or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

                  (viii) except as required to comply with Applicable Law, (A) adopt, enter into, terminate or amend any Employee Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee including any collective bargaining agreements or arrangements, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses as contractually required pursuant to agreements disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement and in
         Section 5.8 of the Company Disclosure Schedule), (C) pay any benefit subject to the requirements of ERISA that is not provided for under any Employee Benefit Plan, (D) except for payments or awards in cash permitted by clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Benefit Plans or agreements or awards made thereunder) (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Benefit Plan other than in the ordinary course of business consistent with past practice or (F) unless requested to do so by Acquiror, which the Company agrees to do following the acquisition of Company Common Stock in the Offer if so requested, take any action to accelerate the payment or vesting of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Benefit Plan;

                  (ix) except in the ordinary course of business, modify, amend or terminate any contract or agreement set forth in the Company SEC Documents to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims;

                  (x) conduct its business in a manner or take, or cause to be taken, any other action that would prevent or materially delay the Company or Acquiror from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may materially limit the ability of the Company or Acquiror to consummate the transactions contemplated hereby as a result of antitrust or other regulatory concerns; or

                  (xi) buy or sell any interest in General Products during 1996;

                  (xii) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or its Subsidiaries; and neither the Company nor any of its Subsidiaries shall establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees (the "Benefit Plans");

                  (xiii) make any federal tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Acquiror, except in the ordinary and usual course of business; and

                  (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

         7.2 Access to Information. The Company shall, and shall cause each of its respective Subsidiaries to, afford to Acquiror and Merger Sub and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror and Merger Sub, reasonable access during normal business hours (during the period prior to the Effective Time) to all their respective properties, books, environmental reports, contracts, commitments, personnel, consultants, attorneys, and records and, during such period, the Company shall, and shall cause its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Except as required by Applicable Law, Acquiror and Merger Sub will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter, dated September 5, 1996, between the Company and Acquiror (the "Confidentiality Agreement").


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         8.1 Preparation of Proxy Statement; Stockholders' Meeting.

                  (a) If required following termination of the Offer, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use reasonable efforts to have the Proxy Statement cleared by the SEC, as promptly as practicable thereafter. The Proxy Statement shall not be filed, and no amendment or supplement thereto will be made by the Company, without consultation with Acquiror and its counsel.

                  (b) Each of the Company, Acquiror and Merger Sub covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, (i) no representation or covenant is made by the Company with respect to statements made therein based on information supplied in writing by Acquiror or Merger Sub specifically for inclusion. If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or (ii) any event with respect to Acquiror or Merger Sub, or with respect to information supplied by Acquiror or Merger Sub for inclusion in the Proxy Statement, in either case which event is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.

                  (c) The Company shall promptly notify Acquiror and Merger Sub of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and shall supply Acquiror and Merger Sub with copies of all correspondence between the Company or any of its representatives, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company shall use reasonable efforts to respond to any comments of the SEC with respect to the Proxy Statement, shall provide promptly to Acquiror and Merger Sub any information such party may obtain that could necessitate amending any such document and shall consult with counsel to Acquiror with respect to such comments.

                  (d) If required following the termination of the Offer, the Company shall take all action necessary in accordance with Applicable Law and its Restated Certificate of Incorporation and By-laws to convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereby and shall use reasonable efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and to take all other lawful action necessary to secure the Company Stockholder Approval. Notwithstanding the foregoing, the Company's obligation to convene and hold the Company Stockholders' Meeting and to recommend the adoption of this Agreement and to solicit proxies from its stockholders shall be subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company which the Board of Directors determines, based on the advice of outside legal counsel to the Company, is required in the exercise of its fiduciary duties to the Company's stockholders under Applicable Law.

         8.2 Efforts; Notification.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority (including in respect of any Governing Law), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  (b) The Company shall give prompt notice to Acquiror and Merger Sub, and Acquiror and Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including in the case of representations or warranties by the Company or Acquiror and Merger Sub, as applicable, such party's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of such party to be or become untrue or inaccurate in any material respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         8.3 Supplemental Disclosure. The Company shall confer on a regular basis with Acquiror or Merger Sub, report on operational matters and promptly notify Acquiror or Merger Sub of, and furnish Acquiror or Merger Sub with, any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to Acquiror's or Merger Sub's obligation to consummate the Offer or the Merger not to be completed, and Acquiror and Merger Sub shall promptly notify the Company of, and furnish the Company any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to the Company's obligation to consummate the Merger not to be completed.

         8.4 Announcements. Prior to the Closing, neither the Company, Acquiror nor Merger Sub will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Applicable Law or applicable stock exchange regulations, in which event the party required to make the release or announcement shall, if possible, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         8.5      No Solicitation.

                  (a) From and after the date hereof until the Effective Time, the Company shall not, nor shall it authorize any of its officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives (collectively, "Company Representatives") to (i) solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that, notwithstanding anything to the contrary in this Agreement, (i) the Company may participate in discussions or negotiations with, and may furnish information concerning the Company and its business, properties and assets to, a third party who, without any solicitation by the Company or any Company Representatives after the date of this Agreement, seeks to engage in such discussions or negotiations or requests such information, if (1) the Board of Directors of the Company determines, based on the advice of the Company's outside legal counsel, that failing to engage in such discussion or negotiations or provide such information would reasonably be expected to violate the fiduciary duties of the Board of Directors of the Company to its stockholders, (2) prior to engaging in discussions or negotiations with, or furnishing information to, such Third Party, the Company shall receive from such Third Party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person or entity than the terms contained in the Confidentiality Agreement, and (3) the Acquisition Proposal would result in the holders of Company Common Stock being entitled to receive consideration which, in the aggregate, would be greater than $12.50 per share (collectively, a "Permitted Acquisition Proposal"), and (ii) the Board of Directors of the Company may take and disclose to the Company's stockholders a position with regard to a tender offer or exchange offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act and may make such disclosure to the stockholders of the Company as may be required under Applicable Law; provided, that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares of Company Common Stock unless such recommendation is permitted by Section 8.5(d).

                  (b) The Company shall immediately notify Acquiror and Merger Sub of any Acquisition Proposal, including the identity of the Third Party making any such Acquisition Proposal and the material terms and conditions of any Acquisition Proposal.

                  (c) As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of more than 20% of either the capital stock of the Company or the consolidated assets of the Company and its Subsidiaries taken as a whole, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the capital stock of the Company or
         (iii) any merger, consolidation or business combination, involving the Company other than the transactions contemplated by this Agreement.

                  (d) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company shall be permitted from time to time to take the following actions in the circumstances described below: (i) to withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger in a manner adverse to Acquiror and Merger Sub; or (ii) to approve or recommend or enter into an agreement with respect to a Permitted Acquisition Proposal; if, in each such case, (A) a Permitted Acquisition Proposal is publicly proposed, publicly disclosed or communicated to the Company and (B) the Board of Directors of the Company determines, based on the advice of the Company's outside legal counsel, that such action is required in order to comply with its fiduciary duties to the stockholders of the Company. No action by the Board of Directors of the Company permitted by the preceding sentence (each, a "Permitted Action") shall constitute a breach of this Agreement by the Company.

         8.6 Indemnification; Directors' and Officers Insurance.

                  (a) Until the Effective Time the Company shall, and from and after the Effective Time, Acquiror and Merger Sub shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or substantially on, or arising in whole or substantially out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or substantially on, or arising in whole or substantially out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and the Company or the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law), provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately judicially determined that such person is not entitled to indemnification.

                  (b) The Acquiror and Surviving Corporation shall and shall cause the Subsidiaries of the Surviving Corporation to keep in effect provisions in their respective Certificates of Incorporation and By-laws providing for exculpation for director, officer and employee liability and such corporation's indemnification of the Indemnified Parties to take fullest extent permitted under the DGCL, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

                  (c) For a period of four years after the Effective Time, Acquiror and Surviving Corporation shall cause to be maintained in effect the current primary policy of directors and officers liability insurance maintained by the Company and its Subsidiaries (provided that Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time; provided that Surviving Corporation and Acquiror shall not be required to pay annual premiums therefor in excess of two times the annual premiums at present paid for such insurance. If such insurance premium cost exceeds such amount, Acquiror and Surviving Corporation shall be required to purchase the maximum amount of such coverage that can be purchased for such amount.

                  (d) After the Effective Time, any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such action, suit, claim, Proceeding or investigation, shall notify Acquiror and Surviving Corporation within 30 days thereof; provided, however, that any failure so to notify Acquiror and Surviving Corporation of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this Section shall not affect such obligations except to the extent Acquiror or Surviving Corporation is materially prejudiced thereby. Acquiror and Surviving Corporation shall be entitled to assume the defense of any such action, suit, claim, proceeding or investigation with counsel of its choice (who shall be reasonably acceptable to the Indemnified Party), unless there is a conflict between the positions of Acquiror and Surviving Corporation, on the one hand, and the Indemnified Party, on the other, in which event the Indemnified Party, together with all other similarly situated Indemnified Parties in the proceeding as a group, may retain one law firm and one local counsel to represent them with respect to such matter, the reasonable cost of which shall be borne by Acquiror and Surviving Corporation. Neither Acquiror and Surviving Corporation, on the one hand, nor any Indemnified Party, on the other hand, may settle any such action, suit, claim, proceeding or investigation without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

                  (e) The provisions of this Section 8.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Acquiror, Merger Sub and the Company.

         8.7 Employee Benefits.

                  (a) To the extent permitted by law, Acquiror and Merger Sub shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide benefits which have a value which is substantially comparable, in the aggregate, to the benefits provided by the Employee Benefit Plans (not taking into account the value of any benefits under any such plans which are equity based) for a period of one year after the Effective Time, other than benefits provided under collective bargaining agreements; provided, however, if during this period Acquiror implements any widespread decrease in benefits under compensation and benefit plans (or in the costs thereof) to participants under plans applicable to Acquiror and its Subsidiaries, the benefits for the Surviving Corporation (and costs thereof) may be similarly adjusted.

                  (b) The Surviving Corporation shall honor pursuant to the terms of such agreements all employment, severance and termination agreements (including change in control provisions) of the employees of the Company and its Subsidiaries, all of which are disclosed in Section 5.11(a) of the Company Disclosure Schedules. Any bonus compensation required to be paid to any employee of the Company on a pro rata or similar basis as a result of a termination of employment pursuant to any such employment, severance or termination agreements shall be paid based upon the actual results of the Company as of the end of the month next preceding the date of termination of such employment. Such bonus compensation shall be paid within thirty days after the end of such month notwithstanding anything in such agreements to the contrary.

                  (c) For purposes of determining eligibility to participate and vesting, but not accrual or entitlement to benefits (other than severance benefit accrual) where length of service is relevant under any employee benefit plan or arrangement of Acquiror or the Surviving Corporation, employees of the Company and its Subsidiaries immediately prior to the Effective Time shall receive service credit for service with the Company and any of its Subsidiaries to the same extent such service was granted under the Employee Benefit Plans. With respect to employees of the Company and its Subsidiaries immediately prior to the Effective Time who are employed by Acquiror or the Surviving Corporation, the medical coverage provided by the Acquiror or the Surviving Corporation shall: (i) impose no waiting periods and no pre-existing condition exclusions, other than as were applicable to the individuals immediately prior to the Effective Time; and (ii) provide credit for deductibles, co-payments and out-of-pocket charges paid with respect to the individuals prior to the Effective Time as if paid under the medical program provided by the Acquiror or the Surviving Corporation but only to the extent such payments were paid during the plan year of such medical program in which the Effective Time occurs.

                  (d) With respect to each Eligible Employee (as defined below) who terminates or otherwise loses employment within one (1) year following the Effective Time: (i) medical coverage shall be provided by the Acquiror or the Surviving Corporation (A) for the period of time, if any, used in determining the amount of the employee's severance or termination pay but shall cease upon such Eligible Employee's reemployment and (B) on terms (including costs to the participant) not less favorable to the employee as in effect immediately prior to such termination or other loss of employment; and (ii) the duration of medical coverage made available with respect to the employee pursuant to Code Section 4980B and/or ERISA Section 601 et. seq. ("COBRA") after termination of the coverage provided under clause (i) shall be reduced for the period of such coverage under clause (i). For purposes of this
         Section 8.7(d), the term "Eligible Employee" means: (x) each employee of the Company immediately prior to the Effective Time who receives severance or termination pay as a result of termination or loss of employment during such one-year period; and (y) each person identified on Schedule 5.8(v)(Z) who, immediately prior to the Effective Time, is an employee of a Company Subsidiary who receives severance or termination pay as a result of termination or loss of employment during such one-year period.

                  (e) Stock Options. Prior to the Effective Time, the Company shall take such actions as may be necessary such that at the Effective Time, each then outstanding option to purchase shares of Company Common Stock under the Company's 1990 Stock Option Plan, 1995 Stock Option Plan and the Sardas Options (collectively, the "Company Stock Option Plans"), whether or not then vested or exercisable in accordance with its terms (collectively, the "Options"), shall be canceled and entitle the holder thereof, upon surrender to the Company, to receive an amount of cash equal to the product of (x) the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock subject to such Option (whether vested or unvested) and (y) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Option (whether vested or unvested), less any required withholding of taxes (such amount being hereinafter referred to as, the "Option Consideration"). The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. All Company Stock Option Plans and Options shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof, shall be canceled as of the Effective Time, and the Company shall take all permitted action necessary, including receiving applicable consents from optionees, to ensure that following the Effective Time no participant in any Company Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

                  (f) With respect to the Sudbury, Inc. Directors' Deferral Plan ("Deferral Plan"), the Company shall take such actions as may be necessary such that as of the Effective Time, the Deferral Plan shall be terminated and, as soon as practicable after the Effective Time, each participant's "Deferred Account" (as defined under the Deferral
         Plan) shall be paid to the participant in one lump sum cash payment. For purposes of the preceding sentence, the portion of a participant's "Deferred Account" representing the participant's "Stock Account" (as defined under the Deferral Plan) shall be valued on a per share basis using the Merger Consideration.

         8.8 Transfer Taxes. The Company Acquiror and Merger Sub shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement ("Transfer Taxes"). The Company shall pay or cause to be paid any such Transfer Taxes.

         8.9 Vote of Company Stock. Acquiror and Merger Sub shall vote all shares of Company Common Stock currently owned by them or subsequently acquired in favor of adoption of this Agreement.

         8.10 Agreement to Advance Funds. If requested by the Company, immediately prior to the Effective Time, Acquiror will advance to the Company up to $30 million (the "Advance"). The Advance will bear interest at the rate per annum charged to Acquiror under its senior credit facility. Principal and interest will be due and payable three months after the Advance is made and the Advance will be evidenced by a promissory note that is mutually acceptable to Acquiror and the Company.


                                   ARTICLE IX

                              CONDITIONS PRECEDENT

         9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

                  (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

                  (b) HSR Act. The applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated.

                  (c) No Injunctions or Restraints. Subject to fulfillment by each party of its obligations under Section 8.2(a) of this Agreement no statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other order of any nature of any court or Governmental Authority shall be in effect that restrains, prevents or materially changes the transactions contemplated hereby; provided, however, that in the case of a decree, injunction or other order, the party invoking this condition shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order.

                  (d) Merger Sub (or another Subsidiary of Acquiror) shall have acquired shares of Company Common Stock pursuant to the Offer.

         9.2 Conditions of Obligations of Acquiror. The obligations of Acquiror and Merger Sub to effect the Merger are further subject to the satisfaction of each of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by Acquiror and Merger Sub:

                  (a) Agreements. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to or at the Closing Date and shall have complied or be in compliance in all material respects with any agreement or covenant of the Company to be performed by it under this Agreement at or prior to the Closing Date.

                  (b) Consents. All necessary approvals or authorizations of any Governmental Authority in connection with the Merger shall have been obtained except where the failure to have obtained or made any such approval or authorization would not have a Material Adverse Effect on the Company.

                  (c) Litigation. Subject to fulfillment by each party of its obligations under Section 8.2(a) there shall not have been entered any order by any Governmental Authority in any suit, action or proceeding, which (i) requires the payment of damages by Acquiror, Merger Sub or the Company in connection with the Offer or the Merger which damages are material to the value of the Company and its Subsidiaries taken as a whole, (ii) prohibits or limits the ownership or operation by Acquiror and its Subsidiaries of, or compels Acquiror or any of its Subsidiaries to dispose of or hold separate, any business or assets which are material to Acquiror and its Subsidiaries taken as a whole, in each case as a result of the Offer or the Merger or any of the other transactions contemplated by this Agreement, or (iii) imposes limitations on the ability of Acquiror to acquire or hold, or exercise full rights of ownership of, shares of capital stock of the Subsidiaries of the Company, which limitations would have a Material Adverse Effect with respect to the value of the Company and its Subsidiaries taken as a whole to the Acquiror.


                                    ARTICLE X

                                   TERMINATION

         10.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval hereof;

                  (a) By the mutual consent of the Board of Directors of Acquiror and the Board of Directors of the Company.

                  (b) By either of the Board of Directors of the Company or the Board of Directors of Acquiror:

                         (i) if Acquiror or Merger Sub has not purchased shares
                  of Company Common Stock in accordance with the terms of the Offer on or prior to February 14, 1997; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure to satisfy the conditions to the Offer; provided further, however, that Acquiror shall not have the right to terminate this Agreement under this Section 10.1(b)(i) if Acquiror or Merger Sub purchases any Shares in connection with the Offer after February 14, 1997; or

                        (ii) if any Governmental Authority shall have issued an
                  order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                  (c) By the Board of Directors of the Company:

                         (i) if, prior to the purchase of shares of Company
                  Common Stock pursuant to the Offer, the Board of Directors of the Company shall have taken a Permitted Action; provided that the fee provided for in Section 10.3 must be paid at or prior to such termination;

                        (ii) if prior to the purchase of shares of Company
                  Common Stock pursuant to the Offer, Acquiror or Merger Sub (y) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (z) breaches its representations and warranties in any material respect; provided, however, that if any such breach is cured prior to termination, the Company may not terminate this Agreement pursuant to this Section 10.1(c)(ii);

                       (iii) if Acquiror or Merger Sub shall have terminated the
                  Offer, or the Offer shall have expired, without Merger Sub purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 10.1(c)(iii) if the Company is in material breach of this Agreement; or

                        (iv) if, due to an occurrence that if occurring after
                  the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Acquiror or Merger Sub shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 10.1(c)(iv) if the Company is in material breach of this Agreement.

                  (d) By the Board of Directors of Acquiror:

                         (i) if, due to an occurrence that if occurring after
                  the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Acquiror or Merger Sub shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Acquiror may not terminate this Agreement pursuant to this
                  Section 10.1(d)(i) if Acquiror or Merger Sub is in material breach of this Agreement; or

                        (ii) if (A) prior to the purchase of shares of Company
                  Common Stock pursuant to the Offer, the Board of Directors of the Company takes a Permitted Action, or (B) prior to the consummation of the Offer, it shall have been publicly disclosed or Acquiror or Merger Sub shall have learned that any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) (an "Acquiring Person"), other than employees of the Company through exercise of options, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares);

                       (iii) if Acquiror or Merger Sub, as the case may be,
                  shall have terminated the Offer, or the Offer shall have expired without Acquiror or Merger Sub, as the case may be, purchasing any shares of Company Common Stock thereunder, provided that Acquiror or Merger Sub may not terminate this Agreement pursuant to this Section 10.1(d)(iii) if Acquiror or Merger Sub is in material breach of this Agreement; or

                        (iv) if the Company breaches or fails in any material
                  respect to perform or comply with any of its material covenants and agreements contained herein.

         10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other party to parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Acquiror, Merger Sub or the Company except (A) for fraud or for material breach of this Agreement and
(B) as set forth in Sections 7.2, 10.3 and 11.2 hereof.

         10.3 Termination Fee. If (y) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 10.1(c)(i) hereof or (z) the Board of Directors of Acquiror shall terminate this Agreement pursuant to Section 10.1(d)(ii)(A) hereof, the Company shall pay to Acquiror (not later than the date of termination of this Agreement) an amount equal to $5 million. The Company acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Acquiror and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 10.3, and, in order to obtain such payment, Acquiror or Merger Sub commences a suit which results in a judgment against the Company for the amount set forth in this Section, the Company shall pay to Acquiror or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the annual rate of interest charged to Acquiror under its senior credit facility.


                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 Effectiveness of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article X, except that the agreements set forth in Articles III and IV and Sections 8.6 and 8.7 shall survive the Effective Time and those set forth in Sections 10.2,
10.3 and Article XI hereof shall survive termination.

         11.2 Expenses. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

         11.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to choice of law principles, including all matters of construction, validity and performance.

         11.4 Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:

                  If to the Company, to:

                  Sudbury, Inc.
                  Suite 203
                  30100 Chagrin Blvd.
                  Cleveland, OH 44124
                  Attention:  Jacques R. Sardas
                  Facsimile:  (216) 464-4614
                  with a copy to:

                  Benesch, Friedlander, Coplan & Aronoff P.L.L.
                  200 Public Square
                  Cleveland, OH 44114
                  Attention:  Ira Kaplan
                  Facsimile:  (216) 363-4588

                  and:


                  If to Acquiror, to:

                  Intermet Corporation
                  5445 Corporate Drive, Suite 200
                  Troy, MI 48098-2683
                  Attn:  Doretha Christoph
                  Facsimile:  (810) 952-2501

                  with a copies to:

                  Sullivan & Cromwell
                  125 Broad St.
                  N.Y., N.Y. 10004
                  Attn:  Janet T. Geldzahler
                  Facsimile:  (212)558-3588

                  and

                  Dickinson, Wright, Moon, VanDusen & Freeman
                  500 Woodward, Suite 4000
                  Detroit, MI 48226
                  Attn:  Steven H. Hilfinger
                  Facsimile:  (313) 223-3598

Such names and addresses may be changed by notice given in accordance with this
Section 10.4.

         11.5 Entire Agreement. This Agreement (including the Company Disclosure Schedule, and the Exhibits attached hereto, all of which are a part hereof) and the Confidentiality Agreement contain the entire understanding of the parties hereto and hereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

         11.6 Disclosure Schedule. The Disclosure Schedule, dated the date hereof, delivered by the Company to Acquiror (the "Company Disclosure Schedule") are incorporated into this Agreement by reference and made a part hereof. Nothing disclosed in the Company Disclosure Schedule shall be deemed to be an admission that such matters are material or are required to be disclosed herein.

         Certain immaterial items or items that are not entirely responsive to the information required in a Schedule may be included in various Schedules as further clarification or assistance to the parties in understanding the business and operations of the parties or in consummating the transactions contemplated herein.

         11.7 Headings; References. The article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

         11.9 Parties in Interest; Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence this agreement shall inure to the benefit of and be binding upon the Company, Acquiror and Merger Sub and shall inure to the sole benefit of the Company Acquiror and Merger Sub and their respective successors and permitted assigns. Except as set forth in Sections 8.6 nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

         11.10 Severability; Enforcement. Except to the extent that the application of this Section 11.10 would have a Material Adverse Effect with respect to Acquiror or the Company, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                       INTERMET CORPORATION

                                       By: /s/ Doretha J. Christoph
                                           ----------------------------------
                                       Name: Doretha J. Christoph
                                       Title: V.P. Finance & CFO, Treasurer

                                       IM ACQUISITION CORP.

                                       By:  /s/ James W. Rydel
                                          ------------------------------------
                                       Name:  James W. Rydel
                                       Title: President

                                       SUDBURY, INC.

                                       By: /s/ Jacques R. Sardas
                                          _____________________________________
                                       Name: Jacques R. Sardas
                                       Title: Chairman, Chief Executive Officer,
                                              President and Treasurer

                                     ANNEX A

         Certain Conditions of the Offer. Notwithstanding any other provision of the Offer and provided that Merger Sub shall not be obligated to accept for payment any shares of Company Common Stock until expiration of all applicable waiting periods under the H-S-R Act, Merger Sub shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered shares of Company Common Stock, or may, in its sole discretion, terminate or amend the Offer as to any shares of Company Common Stock not then paid for if 7,800,000 shares of Company Common Stock shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, or, if on or after November 18, 1996, (or as to clause (j) below at anytime) and at or before the time of payment for any of such shares of Company Common Stock (whether or not any shares of Company Common Stock have theretofore been accepted for payment), any of the following events shall occur:

                  (a) there shall have occurred (i) any general suspension of trading in securities on the NYSE or in the over-the-counter market,
         (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States,
         (iv) any limitation (whether or not mandatory) by any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), on, or any other event which might affect, the extension of credit by banks or other lending institutions, or (v) or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  (b) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect except (i) for changes contemplated by the Merger Agreement and (ii) those representations or warranties that address matters only as of a particular date which are true and correct as of such date.

                  (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action"), (including a worsening of any exsiting Action) before any United States court or other Governmental Entity by any United States Governmental Entity: (i) challenging the acquisition by Acquiror or Merger Sub of shares of Company Common Stock, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger seeking to obtain any damages which damages are material to the Company and its Subsidiaries taken as a whole; (ii) seeking to prohibit, or impose any material limitations on, Acquiror's or Merger Sub's ownership or operation of all the Company's business or assets or to compel Acquiror or Merger Sub to dispose of or hold separate all or any portion of the Company's business or assets (including the business or assets of its Subsidiaries) as a result of the transactions contemplated by the Offer of the Merger which limitations would have a material adverse effect with respect to the value of the Company and its Subsidiaries taken as a whole to Acquiror;
         (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the shares of

         Company Common Stock illegal or render Merger Sub unable to, or result in a material delay in, or materially restrict, the ability of Merger Sub to accept for payment, purchase or pay for some or all of the shares of Company Common Stock; (iv) seeking to impose material limitations on the ability of Acquiror or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the shares of Company Common Stock including, without limitation, the right to vote the shares of Company Common Stock purchased by them on an equal basis with all other shares of Company Common Stock on all matters properly presented to the stockholders; or (v) that in any event is reasonably likely to have a material adverse effect on the financial condition, properties, business or operations of the Company and its Subsidiaries taken as a whole or the value of the shares of Company Common Stock to Acquiror or Merger Sub as a result of consummation of the transactions contemplated by the Offer and the Merger;

                  (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or the Merger, or any other action shall have been taken, proposed or threatened, by any United States court or other Governmental Entity other than the application to the Offer or the Merger of waiting periods under the H-S-R Act, that, directly or indirectly, can reasonably be expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) or paragraph (c) above;

                  (e) a tender or exchange offer for some portion or all of the shares of Company Common Stock shall have been commenced or publicly proposed to be made by another person (including the Company or its subsidiaries), or it shall have been publicly disclosed that (i) any person (including the Company or its Subsidiaries), entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder), other than employees of the Company through exercise of Options, shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 20% of the shares of Company Common Stock; or
         (ii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle with respect to an acquisition proposal with or involving the Company;

                  (f) any change shall have occurred in the financial condition, properties, businesses or results of operations of the Company and any of its Subsidiaries that is or is reasonably likely to be materially adverse to the Company and its Subsidiaries taken as a whole;

                  (g) the Board of Directors of the Company (or a special committee thereof) shall have amended, modified or withdrawn its recommendation of the Offer or the Merger, or shall have failed to publicly reconfirm such recommendation upon request by Acquiror or Merger Sub, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing;

                  (h) the Merger Agreement shall have been terminated by the Company or Acquiror or Merger Sub in accordance with its terms or Acquiror or Merger Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the shares of Company Common Stock;

                  (i) any Action is instituted or pending by a non-governmental person or entity (or there shall be a worsening of an existing Action) which, in the reasonable judgment of Acquiror, has a reasonable likelihood of success, and if successful on the merits, is more likely than not to have a material adverse effect on the financial condition, properties, business or operations of the Company and its Subsidiaries taken as a whole or the value of the shares of Company Common Stock to Acquiror as a result of the consummation of the transactions contemplated by the Offer and the Merger; or

                  (j) if there has been any (y) Release of Hazardous Substances in, on, under or affecting any properties currently or formerly owned or operated by the Company or any of its Subsidiaries in violation of, or as would reasonably be anticipated to result in liability under, applicable Environmental Laws or (z) disposal of Hazardous Substances or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release in violation of applicable Environmental Laws except, in either case, as disclosed on Schedule 5.6 of the Company Disclosure Schedules and except in either case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company, which, in the sole judgment of Acquiror and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Acquiror or Merger Sub giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Company Common Stock.

         The foregoing conditions are for the sole benefit of Acquiror and Merger Sub and may be asserted by Acquiror or Merger Sub regardless of the circumstances (including any action or inaction by Acquiror or Merger Sub) giving rise to such condition or may be waived by Acquiror or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion.